UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): September 27, 2012

STANDARD GOLD, INC.

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-14319	84-0991764
(Commission File Number)	(IRS Employer Identification No.)

80 South Eighth Street, Suite 900, Minneapolis, MN 55402

(Address of principal executive offices) (Zip Code)

(612) 349-5277

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 27, 2012, Blair Mielke resigned from the Board of Directors (the “Board”) and the Audit Committee of Standard Gold, Inc. (the “Company”). Mr. Mielke is resigning for health reasons and not due to a disagreement with the Board.

Mr. Mielke was previously responsible for voting up to Seventeen Million Five Hundred Thousand (17,500,000) shares of the Company’s stock owned by Leslie Lucas Partners, LLC through a proxy initially issued to Mr. Alfred Rapetti. As of the date of this filing, Five Million Four Hundred Fifty-One Thousand Six Hundred Sixty-Six (4,451,666) shares of the proxy votes have been revoked by the owner(s).

Concurrent with the resignation of Blair Meilke, the Board appointed Tina Gregerson to the board to fill the vacancy. The Board has also appointed Ms. Gregerson to the Compensation Committee and appointed her to serve as Chairman of the Compensation Committee. Members of the Board of Directors of the Company do not receive compensation for their position.

Since 1981, Tina Gregerson has owned and served as the CEO of Personnel Staffing, Inc., one of Alabama’s largest independent staffing companies. Under Tina’s leadership, Personnel Staffing has grown to produce over 96 million dollars in annual revenue and now operates five Alabama branches, one Texas branch, and one branch in Tennessee. Personnel Staffing won the Best Minority-Owned Business Award for 2008 for 26+ employees, named by The Birmingham Business Journal. In 1994 Ms. Gregerson’s company was recognized as Business of the Year by the Alabama Business Woman Association. In 2010 Ms. Gregerson sold her financing company, The Signature Group, to North Carolina Mutual Life. She is also the owner of Gregerson Management Services.

Ms. Gregerson currently serves on the Board of Directors for Capstone Bank of Tuscaloosa, the Executive Board for the National Independent Staffing Association, and the Executive Board of Staffing CEO’s. She has also served as the Chairperson for the Gadsden Chamber of Commerce and on the Chamber Board for five years and was a member of the Riverview Regional Medical Center Board of Trustees for two years. For her continued leadership, dedication and service to the community Ms. Gregerson received commendation from the Governor of Alabama in August of 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Standard Gold, Inc.
Date: October 17, 2012

By: /s/ Sharon Ullman
Sharon Ullman
Chief Executive Officer